Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Vice President – Investor Relations

813- 552-2927

Derrell E. Hunter

Chief Financial Officer

813-552-2770

KFORCE ANNOUNCES FIRST QUARTER 2004 RESULTS

INCREASED REVENUE TO $130.2 MILLION

TAMPA, FL – April 27, 2004 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the first quarter of 2004. Revenue for the quarter ended March 31, 2004 was $130.2 million compared to $125.7 million for the quarter ended December 31, 2003 and $123.7 million for the first quarter of 2003. The Firm reported earnings for the first quarter of 2004 of $1.1 million or $.03 per share compared to earnings in the fourth quarter of 2003 of $2.8 million or $.09 per share, and $.3 million or $.01 per share in the first quarter of 2003. As previously disclosed and as discussed further herein, first quarter of 2004 EPS was negatively impacted by several items.

David L. Dunkel, Chief Executive Officer, today stated, “We are very encouraged by the improving staffing trends, particularly in March. Clearly, clients are utilizing a flexible workforce to a greater degree as the recovery takes hold. In addition, permanent placement, particularly in finance and accounting, is showing positive signs. We have had two quarters in a row of year over year increases in total perm revenue after eleven quarters of declines. We believe that we are seeing the fruits of the proactive steps taken to drive revenue growth, gain market share and enhance operating leverage. Kforce today is well positioned for continued profitability and growth, and we believe that our long-term commitment to delivering exceptional customer service and achieving operational excellence will be enhanced by the pending merger with Hall Kinion, which is expected to close in the second quarter.”

William L. Sanders, Chief Operating Officer, added, “We are particularly proud of our F&A flex group, which was up in the first quarter by 5.9% sequentially and 10.0% year over year. IT consultants on assignment have increased sequentially over five straight quarters with IT flex revenue up 3.6% sequentially in the first quarter and 8.5% year over year. Our key performance indicators (KPI’s) and 2004 revenue trends indicate that flex activity is improving. We believe that we are making excellent progress on the merger integration working closely with our colleagues at Hall Kinion. We continue to be impressed by the breadth and depth of the talent in the Hall Kinion organization. Our expectation remains to close the transaction in the second quarter of 2004 and have the integration substantially complete by June 30, 2004.”

Additional financial highlights for the first quarter of 2004 include:

•	Total revenue of $130.2 million, a 3.6% sequential increase and a 5.2% year over year (“YOY”) increase.

•	Flex revenue of $121.9 million, a $3.4 million sequential increase (2.9%) and a $6.4 million YOY increase (5.5%).

•	Permanent placement revenue of $8.4 million, a $1.0 million sequential increase (14.2%) and a slight increase YOY (1.1%).

•	Operating expenses of 29.1% compared to 28.2% in Q4’03 and 30.5% in Q1’03.

•	EPS of 3 cents exceeded guidance and was up from 1 cent in Q1’03, but was less than 9 cents in Q4’03.

•	Cash of $10.2 million, compared to $13.7 million at the end of Q4’03 and $1.8 million at the end of Q1’03.

•	Days Sales Outstanding (DSO) was 32.1 days versus 37.5 days at the end of Q4’03 and 33.1 days at the end of Q1’03; accounts receivable write-offs were minimal; and receivables over sixty days past due were less than 5%.

Derrell E. Hunter, Chief Financial Officer, noted that, “The first quarter earnings were attained even after absorbing $.6 million of period costs related to the integration of Hall Kinion and a previously disclosed $.7 million non-cash charge for the acceleration of amortization of restricted stock that vested in January, which were partially offset by a $.6 million income tax benefit from the finalization of a state tax audit. Also, higher payroll taxes, typically incurred in the first quarter and further increased by higher rates for state unemployment taxes, negatively impacted gross margin, with approximately $1.7 million more payroll taxes in cost of sales than Q4’03 and $.4 million more than Q1’03.”

Mr. Hunter commented on the second quarter, “In late April, Kforce finalized sublease and new lease agreements for the moving of one of our field offices that will save the Firm approximately $.8 million of cash lease costs over the next four years, but that will require recording approximately $.8 million of non-cash expense in Q2’04, with approximately $1.6 million of future expense savings. Also, Kforce continues to incur integration-related period expenses, which are expected to impact EPS by approximately 2 to 4 cents per share in Q2’04. After providing for only the aforementioned two items, and without including any Hall Kinion revenues or any other effects that would ultimately be included in Kforce’s second quarter results subsequent to a closing of the merger, we currently expect that revenue for the second quarter may be in the range of $134 to $138 million, while earnings may be between 3 and 6 cents per share. Such second quarter EPS is expected to be negatively affected by the Hall Kinion merger closing; however, we believe that the merger will be accretive to Kforce’s EPS in Q3’04 and thereafter.”

Kforce will host a conference call today to discuss these results. The call will begin at 11:00 a.m. EDT. The dial-in number is 1-617-786-2961, passcode 63148867. The replay of the call will be available from 1:00 p.m. EDT Tuesday, April 27 through May 4, 2004, by dialing 1-617-801-6888, passcode 32883036.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until May 31, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of information technology, finance & accounting, pharmaceutical, healthcare and scientific. Backed by more than 1,200 staffing specialists, Kforce operates in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Information Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(000’s Omitted)

(Unaudited)

	Quarter Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Revenue by Function:
Information Tech.	$59,650	$57,557	$54,992
Finance/Accounting	33,956	31,509	31,008
Health and Life Sciences	36,602	36,672	37,724

Total Revenue	130,208	125,738	123,724

Revenue by Time:
Perm	8,350	7,313	8,257
Flexible	121,858	118,425	115,467

Total Revenue	130,208	125,738	123,724
Cost Of Sales	91,500	86,841	85,307
Gross Profit	38,708	38,897	38,417
GP %	29.7%	30.9%	31.1%
Flex GP%	24.9%	26.7%	26.1%

Selling, General & Admin.	37,021	34,266	36,606
Deprec. & Amort.	883	1,168	1,102

Income from Operations	804	3,463	709

Other Expense	(299)	(316)	(431)

Earnings Before Taxes	505	3,147	278

Income Tax (Benefit) Expense	(562)	358	(10)

Net Income	$1,067	$2,789	$288

Earnings Per Share - Diluted	$0.03	$0.09	$0.01
EBITDA Per Share	$0.08	$0.15	$0.06
Shares Outstanding - Diluted	32,941	32,360	30,603

EBITDA	$2,505	$4,808	$1,926

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$(226)	$5	$243
Capital Expenditures	$1,448	$143	$400

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$10,243	$13,714	$1,803
Accounts Receivable, less allowance	$69,670	$62,274	$65,651
Total Assets	$167,996	$160,317	$156,288
Current Liabilities	$42,524	$36,861	$40,338
Long-Term Liabilities	$32,016	$32,051	$29,406
Total Stockholders’ Equity	$93,456	$91,405	$86,544

Other Information:
Billing Days	64	62	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2004	Q4 2003	Q1 2003
Total Company
Flex Revenue (000’s)	$121,858	$118,425	$115,467
Revenue per billing day (000’s)	$1,904	$1,910	$1,833
Sequential Revenue Change	2.9%	2.0%	-1.1%
Hours (000’s)	2,827	2,713	2,639
Flex GP %	24.9%	26.7%	26.1%

Search Revenue (000’s)	$8,350	$7,313	$8,257
Placements	714	635	734
Average Fee	11,742	$11,581	$11,281
Billing days	64	62	63
Information Technology
Flex Revenue (000’s)	$57,601	$55,615	$53,067
Revenue per billing day (000’s)	$900	$897	$842
Sequential Revenue Change	3.6%	2.2%	-1.4%
Hours (000’s)	1,045	971	886
Flex GP %	23.1%	25.3%	24.1%

Search Revenue (000’s)	$2,049	$1,942	$1,925
Placements	160	150	149
Average Fee	$12,870	$13,045	$13,015
Finance and Accounting
Flex Revenue (000’s)	$28,515	$26,936	$25,932
Revenue per billing day (000’s)	$446	$434	$412
Sequential Revenue Change	5.9%	3.9%	5.9%
Hours (000’s)	993	952	923
Flex GP %	27.5%	28.6%	28.6%

Search Revenue (000’s)	$5,441	$4,573	$5,076
Placements	474	404	472
Average Fee	$11,535	$11,383	$10,779
Health & Life Sciences
Flex Revenue (000’s)	$35,742	$35,874	$36,468
Revenue per billing day (000’s)	558	579	$579
Sequential Revenue Change	-0.4%	0.2%	-5.0%
Hours (000’s)	789	790	830
Flex GP %	25.8%	27.3%	27.4%

Search Revenue (000’s)	$860	$798	$1,256
Placements	80	81	113
Average Fee	$10,715	$9,854	$11,098

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q1 2004	Q4 2003	Q1 2003
Healthcare-Nursing
Flex Revenue (000’s)	$9,442	$9,415	$10,771
Revenue per billing day (000’s)	$147	$152	$171
Sequential Revenue Change	0.3%	-2.3%	-8.3%
Hours (000’s)	236	236	271
Flex GP %	23.6%	25.3%	26.6%

Search Revenue (000’s)	$101	$55	$59
Placements	15	11	12
Average Fee	$6,714	$5,027	$4,932
Healthcare - Non Nursing
Flex Revenue (000’s)	$5,433	$5,933	$5,907
Revenue per billing day (000’s)	$85	$96	$94
Sequential Revenue Change	-8.4%	-4.9%	-24.6%
Hours (000’s)	87	93	83
Flex GP %	30.5%	30.9%	33.6%

Search Revenue (000’s)	$42	$55	$64
Placements	5	4	7
Average Fee	$8,316	$13,715	$8,995
Pharmaceutical
Flex Revenue (000’s)	$13,808	$13,347	$11,803
Revenue per billing day (000’s)	$216	$215	$187
Sequential Revenue Change	3.5%	7.4%	10.2%
Hours (000’s)	191	182	158
Flex GP %	26.3%	27.4%	27.6%

Search Revenue (000’s)	$404	$414	$739
Placements	22	28	47
Average Fee	$18,366	$14,769	$15,728
Scientific
Flex Revenue (000’s)	$7,059	$7,179	$7,987
Revenue per billing day (000’s)	$110	$116	$127
Sequential Revenue Change	-1.7%	-4.0%	-1.6%
Hours (000’s)	275	279	318
Flex GP %	24.0%	27.0%	23.4%

Search Revenue (000’s)	$313	$274	$394
Placements	38	38	47
Average Fee	$8,196	$7,223	$8,367

Kforce Inc.

EBITDA Reconciliation

(000’s Omitted)

(Unaudited)

	Q1 2004		Q4 2003		Q1 2003
	$	Per share	$	Per share	$	Per share
EBITDA	$2,505	$0.07	$4,808	$0.15	$1,926	$0.06
Depreciation and Amortization	(883)	$(0.03)	(1,168)	(0.04)	(1,102)	$(0.03)
Interest Expense and Other	(1,117)	$(0.03)	(493)	(0.01)	(546)	$(0.02)
Tax Benefit (Expense)	562	$0.02	(358)	(0.01)	10	$0.00

Net Income	$1,067	$0.03	$2,789	$0.09	$288	$0.01

Outstanding Shares - Diluted	32,941		32,360		30,603

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.